FOR IMMEDIATE RELEASE

NORDSON ACQUIRES GERMAN MANUFACTURER OF
ADHESIVE DISPENSING SYSTEMS

WESTLAKE, Ohio – Feb. 11, 2005 – Nordson Corporation (Nasdaq-NDSN) today announced that it has reached an agreement with the Baumer Group to purchase hhs Leimauftrags-Systeme GmbH (“hhs”), a manufacturer of cold glue and hot melt adhesive dispensing technologies and quality control monitoring systems for the print finishing, paper and paperboard converting, and wood assembly industries. The acquisition is subject to review by the German Federal Cartel Office. Terms of the purchase were not disclosed.

Headquartered in Krefeld, Germany, hhs employs more than 100 people and has annual revenue of $32 million.

“The acquisition of hhs complements Nordson’s strategy to add technology and build capability to serve new applications and markets,” said Edward P. Campbell, Nordson chairman and chief executive officer. “Nordson’s unique worldwide marketing and distribution network are enhanced with the addition of hhs.”

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson Corporation has 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

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Contact: Phone: E-mail:	Derrick Johnson, Director Corporate Communications 440.414.5639 (direct) djohnson@nordson.com